Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES PARTICIPATION IN CONSUMER CONFERENCES AND COMMENTS ON FINANCIAL OUTLOOK

Announces Outlet Store Strategy

New York, New York — January 11, 2010 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 592 retail stores, commented on its financial outlook for fiscal 2009 and provided its initial outlook for fiscal 2010. The Company also announced today that it is launching an outlet store strategy based on the positive initial performance of its current test stores in this channel of distribution.  The Company issued this announcement in advance of its participation at the 8th Annual Cowen & Company Consumer Conference and the 12th Annual ICR XChange Conference in January, 2010. The Company is scheduled to report fourth quarter and fiscal 2009 results during the third week of March 2010.

Fourth Quarter Fiscal 2009 Outlook

The Company reiterated that it expects to be profitable for the fourth quarter of fiscal 2009, with diluted earnings per share now projected to range between $0.04 and $0.06, excluding potential non-cash charges, if any.  The Company noted that comparable store sales for November and December, the nine week period ended January 2, 2010 (“holiday period”), improved slightly from the comparable store sales results in the third quarter of fiscal 2009.  The Company also indicated that it remains on track to achieve over $30 million in pre-tax cost savings for fiscal 2009 from its restructuring and cost reduction program.  The Company projects that it will end the year with inventory per average store approximately flat with the prior year-end.  The Company expects to generate positive cash flow for the fourth quarter and the full fiscal year with cash-balances of approximately $70 million at fiscal year-end.  The Company’s 2009 fiscal year-end is January 30, 2010.

Launch of New York & Company Outlet Strategy

The Company announced that based on the favorable customer response to its outlet store test that began in 2009; it has commenced an outlet store strategy with an expectation of opening 20 to 25 stores during fiscal 2010.  The Company’s outlet stores will offer apparel and accessories, which can be found at its existing retail stores and over time will include merchandise manufactured exclusively for the outlets.  The Company expects the outlet stores to achieve 4-wall profitability in their first full year of operation.  However, the initial outlet store infrastructure costs and pre-opening expenses are expected to negatively impact results during the first half of fiscal 2010.

Richard P. Crystal, New York & Company’s Chairman and Chief Executive Officer, stated:  “The launch of our outlet store strategy is consistent with our ongoing focus to meet more of our core customers’ needs.  It also allows us to enter a highly productive channel of distribution with significant growth potential.  While we continue to anticipate a challenging consumer spending environment in 2010, we have entered the year in a strengthened financial position with increased levels of cash, no borrowings on our credit facility, and well-managed inventory levels.”

Outlook for Fiscal 2010

While the Company expects to deliver an improved performance during the first half of fiscal 2010 versus the prior year period, the Company continues to plan for a challenging consumer spending environment in fiscal 2010. Additionally, start-up costs associated with the opening of New York & Company outlet locations will negatively impact operating results during the first half of fiscal 2010.  The Company plans to provide more detail on its fiscal 2010 outlook when it reports fourth quarter and fiscal 2009 results during the third week of March 2010.

Participation in Consumer Conferences

The Company announced today that it will be presenting at the 8th Annual Cowen & Company Consumer Conference and the 12th annual ICR XChange Conference.  The presentation for the 8th Annual Cowen & Company Consumer Conference will be held at The Westin Times Square in New York City on Monday, January 11, 2010 at 1:00 p.m. Eastern Time.  The presentation for the 12th Annual ICR XChange Conference will be held at The St. Regis Monarch Beach Resort & Spa in Dana Point, California on Wednesday, January 13, 2010 at 11:20 a.m. Pacific Time.  Richard P. Crystal, Chairman and Chief Executive Officer, and Sheamus Toal, Executive Vice President and Chief Financial Officer, will host the presentations, which will also be webcast live at www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

Forward-Looking Statements

Forward Looking Statements: This press release contains certain forward looking statements within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  These statements include those made regarding our fiscal outlook.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have deteriorated significantly and may continue to do so for the foreseeable future; (ii) our ability to successfully integrate our restructuring and cost reduction program; (iii) the deteriorating economic conditions could negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) our ability to open and operate stores successfully; (v) seasonal fluctuations in our business; (vi) our ability to anticipate and respond to fashion trends; (vii) our dependence on mall traffic for our sales; (viii) competition in our market, including promotional and pricing competition; (ix) our ability to retain, recruit and train key personnel; (x) our reliance on third parties to manage some aspects of our business; (xi) our reliance on foreign sources of production; (xii) our ability to protect our trademarks and other intellectual property rights; (xiii) our ability to maintain, and our reliance on, our information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the company by our sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of women’s fashion and accessories offering the latest NY style at great deals. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 592 stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.